THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

THE ISSUE PRICE OF THIS NOTE IS $112,500.00 THE ORIGINAL ISSUE DISCOUNT IS $12,500.00

Principal Amount: $112,500.00Issue Date: November 30, 2022 Purchase Price: $100,000.00

SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, RAADR, INC., a Nevada corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of JANBELLA GROUP, LLC, a North Carolina limited liability company, or registered assigns (the “Holder”) the sum of $112,500.00 together with any interest as set forth herein, on August 30, 2023 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof from the date hereof (the “Issue Date”) as set forth herein. This Note may not be prepaid in whole or in part except as otherwise explicitly set forth herein. Any amount of principal or interest on this Note which is not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid (“Default Interest”). All payments due hereunder (to the extent not converted into common stock, $0.001 par value per share (the “Common Stock”) in accordance with the termshereof) shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in that certain Securities Purchase Agreement dated the date hereof, pursuant to which this Note was originally issued (the “PurchaseAgreement”).

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the holder thereof.

The following terms shall apply to this Note:

ARTICLE I. GENERAL TERMS

1.1Interest. A one-time interest charge of nine percent (9%) (the “Interest Rate”) shall be applied on the Issuance Date to the Principal ($112,500.00 *.09 * 9/12 = $7,650.00). Interest hereunder shall be paid as set forth herein to the Holder or its assignee in whose name this Note is registered on the records of the Company regarding registration and transfers of Notes in cash or, in the Event of Default, at the Option of the Holder, converted into share of Common Stock as set forth herein.

1.2Mandatory Prepayment. Notwithstanding anything contained hereinto contrary, in the event of a Qualified Offering prior to the Maturity Date, the Company shall pay to the Holder, $0.50 of each dollar received in the Qualified Offering after the initial $25,000.00 of proceeds (in the aggregate) which shall be utilized to pay the principal, interest and any other amounts due pursuant to this Note. A “Qualified Offering” shall mean any offering of the common stock of the Company following the date of this Note in an aggregate amount of at least $100,000.00 pursuant to Regulation A of the Securities Act of 1933, as amended (the “Act”), Regulation D of the Act; or pursuant to a Registration Statement filed with the Securities and Exchange Commission pursuant to the Act. Thus, the principal amount of the Note shall be fully paid to the Investor by the Company when the Company has raised approximately $225,000.00 in proceeds from a Qualified Offering.

1.3Prepayment. Notwithstanding anything to the contrary contained in this Note, at any time prior to the Maturity Date (the “Prepayment Period”), the Borrower shall have the right to prepay the outstanding Note (principal and accrued interest), in full, by making a payment to the Holder an amount in cash equal to 135% multiplied by the sum of: (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to prepayment date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x) plus (z) any amounts owed to the Holder pursuant to Note.

1.4Security. The obligations of this Note are secured by guaranties and pledge agreements as set forth in the Purchase Agreement.

ARTICLE II. CERTAIN COVENANTS

2.1Sale of Assets. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business. Any consent to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition.

ARTICLE III. EVENTS OF DEFAULT

If any of the following events of default (each, an “Event of Default”) shall occur:

3.1Failure to Pay Principal and Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise and such breach continues for a period of five (5) days after written notice from the Holder.

3.2Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note and any collateral documents including but not limited to the Purchase Agreement and such breachcontinues for a period of twenty (20)days after written notice thereof to the Borrower from the Holder.

3.3Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Purchase Agreement), shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement.

3.4Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or

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trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

3.5Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

3.6Delisting of Common Stock. The Borrower shall fail to maintain the listing of the Common Stock on at least one of the OTC (which specifically includes the quotation platforms maintained by the OTC Markets Group) or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange.

3.7Failure to Comply with the Disclosure Requirements. The Borrower shall fail to comply with the reporting requirements of the OTCMarkets and fail to maintain the Pink check mark, current information, disclosure status.

3.8Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

3.9Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

3.10 Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to Borrower and the Borrower.

3.11Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the Other Agreements, after the passage of all applicable notice and cure or grace periods, shall, at the option of the Holder, be considered a default under this Note and the Other Agreements, in which event the Holder shall be entitled (but in no event required) to apply all rights and remedies of the Holder under the terms of this Note and the Other Agreements by reason of a default under said Other Agreement or hereunder. “Other Agreements” means, collectively, all agreements and instruments between, among or by: (1) the Borrower, and, or for the benefit of, (2) the Holder and any affiliate of the Holder, including, without limitation, promissory notes; provided, however, the term “Other Agreements” shall not include the related or companion documents to this Note. Each of the loan transactions will be cross-defaulted with each other loan transaction and with all other existing and future debt of Borrower to the Holder.

Upon the occurrence and during the continuation of any Event of Default, the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to 150% times the sum of (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment (the “Mandatory Prepayment Date”) plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to the Holder pursuant to Article IV hereof (the then

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outstanding principal amount of this Note to the date of payment plus the amounts referred to in clauses (x), (y) and (z) shall collectively be known as the “Default Amount”) and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

If the Borrower fails to pay the Default Amount within five (5) business days of written notice that such amount is due and payable, then the Holder shall have the right at any time, to convert the balance owed pursuant to the note including the Default Amount into shares of common stock of the Company as set forth herein.

ARTICLE IV. CONVERSION RIGHTS

4.1 Conversion Right. At any time following an Event of Default, the Holder shall have the right, to convert all or any part of the outstanding and unpaid amount of this Note into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the conversion price determined as provided herein (a “Conversion”); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately precedingsentence, beneficial ownership shall bedetermined in accordancewith Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. The beneficial ownership limitations on conversion as set forth in the section may NOT be waived by the Holder. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit B(the “Notice of Conversion”), delivered to the Borrower by the Holder in accordance with Section 4.4 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower before 6:00 p.m., New York, New York time on such conversion date (the “Conversion Date”); however, if the Notice of Conversion is sent after 6:00pm, New York, New York time the Conversion Date shall be the next business day. The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) at the Holder’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date, plus (3) at the Holder’s option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2) plus (4) at the Holder’s option, any amounts owed to the Holder pursuant to Sections 4.4 hereof.

4.2Conversion Price. The conversion price (the “Conversion Price”) shall mean $0.00005; provided however, in the event of a default pursuant to Section 3.2 of this Note, as a result of a default pursuant to the Pledge Agreement, the Conversion Price shall be reduced to $0.000025.

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4.3Authorized Shares. The Borrower covenants that during the period that the Note is outstanding, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Note issued pursuant to the Purchase Agreement. The Borrower is required at all times to have authorized and reserved the number of shares that is actually issuable upon full conversion of the Note (based on the Conversion Price of the Note in effect from time to time initially 2,250,000,000 shares) (the “Reserved Amount”). The Reserved Amount shall be increased from time to time in accordance with the Borrower’s obligations hereunder. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Notes shall be convertible at the then current Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Note. The Borrower (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Note, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note.

If, at any time the Borrower does not maintain the Reserved Amount it will be considered an Event of Default under this Note.

4.4Method of Conversion.

(a)Mechanics of Conversion. As set forth in Section 4.1 hereof, at any time following an Event of Default, the balance due pursuant to this Note may be converted by the Holder in whole or in part at any time from time to time after the Issue Date, by (A) submitting to the Borrower a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and (B) subject to Section 4.4(b), surrendering this Note at the principal office of the Borrower (upon payment in full of any amounts owed hereunder).

(b)Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Borrower unless the entire unpaid principal amount of this Note is so converted. The Holder and the Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Note upon each such conversion.

(c)Delivery of Common Stock Upon Conversion.  Upon receipt by the Borrower from the Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 4.4, the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates for the Common Stock issuable upon such conversion within three (3) business days after such receipt (the “Deadline”) (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) in accordance with the terms hereof and the Purchase Agreement. Upon receipt by the Borrower of a Notice of Conversion, the Holder shall be deemed to be the holder of

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record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless the Borrower defaults on its obligations hereunder, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given a Notice of Conversion as provided herein, the Borrower’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Holder in connection with such conversion.

(d)Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and its compliance with the provisions set forth herein, the Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit and Withdrawal at Custodian (“DWAC”) system.

(e)Failure to Deliver Common Stock Prior to Deadline. Without in any way limiting the Holder’s right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of this Note is not delivered by the Deadline due to action and/or inaction of the Borrower, the Borrower shall pay to the Holder $2,000 per day in cash, for each day beyond the Deadline that the Borrower fails to deliver such Common Stock (the “Fail to Deliver Fee”); provided; however that the Fail to Deliver Fee shall not be due if the failure is a result of a third party (i.e., transfer agent; and not the result of any failure to pay such transfer agent) despite the best efforts of the Borrower to effect delivery of such Common Stock. Such cash amount shall be paid to Holder by the fifth day of the month following the month in which it has accrued or, at the option of the Holder (by written notice to the Borrower by the first day of the month following the month in which it has accrued), shall be added to the principal amount of this Note, in which event interest shall accrue thereon in accordance with the terms of this Note and such additional principal amount shall be convertible into Common Stock in accordance with the terms of this Note. The Borrower agrees that the right to convert is a valuable right to the Holder. The damages resulting from a failure, attempt to frustrate, interference with such conversion right are difficult if not impossible to qualify. Accordingly, the parties acknowledge that the liquidated damages provision contained in this Section 4.4(e) are justified.

4.5 Concerning the Shares. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless: (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) (“Rule 144”); or (iii) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 4.5 and who is an Accredited Investor (as defined in the Purchase Agreement).

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Any restrictive legend on certificates representing shares of Common Stock issuable upon conversion of this Note shall be removed and the Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if the Borrower or its transfer agent shall have received an opinion of counsel from Holder’s counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (i) a public sale or transfer of such Common Stock may be made without registration under the Act, which opinion shall be accepted by the Company so that the sale or transfer is effected; or (ii) in the case of the Common Stock issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act; or otherwise may be sold pursuant to an exemption from registration. In the event that the Company does not reasonably accept the opinion of counsel provided by the Holder with respect to the transfer of Securities pursuant to an exemption from registration (such as Rule 144), it will be considered an Event of Default pursuant to this Note.

4.6Effect of Certain Events.

(a)Effect of Merger, Consolidation, Etc. At the option of the Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Borrower, the effectuation by the Borrower of a transaction or series of related transactions in which more than 50% of the voting power of the Borrower is disposed of, or the consolidation, merger or other business combination of the Borrower with or into any other Person (as defined below) or Persons when the Borrower is not the survivor shall be deemed to be an Event of Default (as defined in Article III) pursuant to which the Borrower shall be required to pay to the Holder upon the consummation of and as a condition to such transaction an amount equal to the Default Amount (as defined in Article III). “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(b)Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Note is issued and outstanding and prior to conversion of all of the Note, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Borrower shall not affect any transaction described in this Section 4.6(b) unless (a) it first gives, to the extent practicable, ten (10) days prior written notice (but in any event at least five (5) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Note) and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this

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Note. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(c)Adjustment Due to Distribution. If the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Borrower’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Holder of this Note shall be entitled, upon any conversion of this Note after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

ARTICLE V. MISCELLANEOUS

5.1Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2Notices.All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

RAADR, INC.

7950 E Redfield Rd., Unit 210 Scottsdale, AZ 85260

Attn: Jacob DiMartino, Chief Executive Officer/President Email: jacob.d@raadr.com

If to the Holder:

JANBELLA GROUP, LLC

20311 Chartwell Center Drive, Unit 1469 Cornelius, NC 28031

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Attn: William Alessi, Managing Member Email: janbellagroup@gmail.com

5.3Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument (and the other Notes issued pursuant to the Purchase Agreement) as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the Securities and Exchange Commission). Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement; and may be assigned by the Holder without the consent of the Borrower.

5.5Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

5.6Most Favored Nation. During the period where any monies are owed to the Holder pursuant to this Note, if the Borrower engages in any future financing transactions with a third-party investor, the Borrower will provide the Holder with written notice (the “MFN Notice”) thereof promptly but in no event less than five (5) days prior to closing any financing transactions. Included with the MFN Notice shall be a copy of all documentation relating to such financing transaction and shall include, upon written request of the Holder, any additional information related to such subsequent investment as may be reasonably requested by the Holder. In the event the Holder determines that the terms of the subsequent investment (or issuance upon conversion of an existing security or debt) are preferable to the terms of the securities of the Borrower issued to the Holder pursuant to the terms of the Purchase Agreement, the Holder will notify the Borrower in writing. Promptly after receipt of such written notice from the Holder, the Borrower agrees to amend and restate the Securities (which may include the conversion terms of this Note), to be identical to the instruments evidencing the subsequent investment. If there is a more favorable investment or issuance, in addition to the foregoing, the conversion terms of this Note may be unilaterally amended by the Holder to be identical to such more favorable investment or issuance. Notwithstanding the foregoing, this Section 5.6 shall not apply in respect of (i) an Exempt Issuance, or (ii) an underwritten public offering of Common Stock. “Exempt Issuance” means the issuance of: (a) shares of Common Stock or options to employees, officers, consultants, advisors or directors of the Borrower pursuant to any stock or option plan duly adopted for such purpose by a majority of the members of the Board of Directors or a majority of the members of a committee of directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of this Note, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Borrower, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Borrower and in which the Borrower receives benefits in addition to the investment of funds, but shall not include a transaction in which the Borrower is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

5.7Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought

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only in the state courts of North Carolina or in the federal courts located in the state of North Carolina, county of Mecklenburg. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Borrower and Holder waive trial by jury. The Holder shall be entitled to recover from the Borrower its reasonable attorney's fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note, any agreement or any other document delivered in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

5.8Purchase Agreement. By its acceptance of this Note, each party agrees to be bound by the applicable terms of the Purchase Agreement.

5.9Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer this on November 30, 2022

RAADR, INC.

By: /s/ Jacob DiMartino

    Jacob DiMartino

    Chief Executive Officer/President

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EXHIBIT A – WIRE INSTRUCTIONS

[to be provided via email]

11

EXHIBIT B -- NOTICE OF CONVERSION

The undersigned hereby elects to convert $_________________ principal amount of the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of RAADR, INC., a Nevada corporation (the “Borrower”) according to the conditions of the promissory note of the Borrower dated as of November 30, 2022 (the “Note”), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

[ ]The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker: Account Number:

[ ]The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Date of conversion: ___________________

Applicable Conversion Price: $________________

Number of shares of common stock

to be issued pursuant to conversion

of the Notes: _________________________

Amount of Principal Balance due

remaining under the Note after

this conversion: ______________________

JANBELLA GROUP, LLC

By:_____________________________ Name: William Alessi

Title:     Managing Member

Date: __________________

12

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of November 30, 2022, by and between RAADR, INC., a Nevada corporation, with its address at 7950 E Redfield Rd., Unit 210, Scottsdale, AZ 85260 (the “Company”), and JANBELLA GROUP, LLC, a North Carolina limited liability company, with its address at 20311 Chartwell Center Drive, Unit 1469, Cornelius, NC 28031 (the “Buyer”).

WHEREAS:

A.The Company and the Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the rules and regulations as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”); and

B.Buyer desires to purchase and the Company desires to issue and sell, upon the terms and conditions set forth in this Agreement a secured convertible note of the Company, in the form attached hereto as Exhibit A, in the aggregate principal amount of $112,500.00 (which includes $12,500.00 of Original Issue Discount)(together with any note(s) issued in replacement thereof or as a dividend thereon or otherwise with respect thereto in accordance with the terms thereof, the “Note”), convertible into shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) upon default, upon the terms and subject to the limitations and conditions set forth in such Note (the Note, this Agreement, Guaranty, Pledge Agreement and each of the other agreements and documents entered into in connection with the transactions contemplated by this Agreement, collectively, the “Transaction Documents”); and

NOW THEREFORE, the Company and the Buyer severally (and not jointly) hereby agree as follows:

1.Purchase and Sale of Note.

a.Purchase of Note. On the Closing Date (as defined below), the Company shall issue and sell to the Buyer and the Buyer agrees to purchase from the Company such principal amount of Note as is set forth immediately below the Buyer’s name on the signature pages hereto.

b.Form of Payment. On the Closing Date (as defined below), (i) the Buyer shall pay the purchase price for the Note to be issued and sold to it at the Closing (as defined below) (the “Purchase Price”) by wire transfer of immediately available funds to the Company, in accordance with the Company’s written wiring instructions, against delivery of the Note in the principal amount equal to the Purchase Price as is set forth immediately below the Buyer’s name on the signature pages hereto, and (ii) the Company shall deliver such duly executed Note on behalf of the Company, to the Buyer, against delivery of such Purchase Price.

c.Closing Date.Subject to the satisfaction (or written waiver) of the conditions thereto set forth in Section 6 and Section 7 below, the date and time of the issuance and sale of the Note pursuant to this Agreement (the “Closing Date”) shall be 12:00 noon, Eastern Standard Time on or about December 1, 2022, or such other mutually agreed upon time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the Closing Date at such location as may be agreed to by the parties.

2.Buyer’s Representations and Warranties. The Buyer represents and warrants to the Company that:

a.Investment Purpose. As of the date hereof, the Buyer is purchasing the Note and the shares of Common Stock issuable upon conversion of or otherwise pursuant to the Note (such shares of Common Stock being collectively referred to herein as the “Conversion Shares” and, collectively with the Note, the “Securities”) for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the 1933 Act.

b.Accredited Investor Status. The Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”).

c.Reliance on Exemptions. The Buyer understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Securities.

d.Information. The Company has not disclosed to the Buyer any material nonpublic information and will not disclose such information unless such information is disclosed to the public prior to or promptly following such disclosure to the Buyer.

e.Legends. The Buyer understands that the Note and, until such time as the Conversion Shares have been registered under the 1933 Act; or may be sold pursuant to an applicable exemption from registration, the Conversion Shares may bear a restrictive legend in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) THE ISSUER OF SUCH SECURITIES RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY ACCEPTABLE TO THE ISSUER’S TRANSFER AGENT, THAT SUCH SECURITIES MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS."

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Security upon which it is stamped, if, unless otherwise required by applicable state securities laws, (a) such Security is registered for sale under an effective registration statement filed under the 1933 Act or otherwise may be sold pursuant to an exemption from registration without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Security may be made without registration under the 1933 Act, which opinion shall be accepted by the Company so that the sale or transfer is effected. The Buyer agrees to sell all Securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any. In the event that the Company does not accept the opinion of counsel provided by the Buyer with respect to the transfer of Securities pursuant to an exemption from registration, such as Rule 144, at the Deadline, it will be considered an Event of Default pursuant to Section 3.2 of the Note.

f.Authorization; Enforcement. This Agreement has been duly and validly authorized. This Agreement has been duly executed and delivered on behalf of the Buyer, and this Agreement constitutes a valid and binding agreement of the Buyer enforceable in accordance with its terms.

3.Representations and Warranties of the Company. The Company represents and warrants to the Buyer that:

a.Organization and Qualification. The Company and each of its Subsidiaries (as defined below), if any, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. “Subsidiaries” means any corporation or other organization, whether incorporated or unincorporated, in which the Company owns, directly or indirectly, any equity or other ownership interest.

b.Authorization; Enforcement. (i) The Company has all requisite corporate power and authority to enter into and perform this Agreement, the Note and to consummate the transactions contemplated hereby and thereby and to issue the Securities, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement, the Note by the Company and the consummation by it of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Note and the issuance and reservation for issuance of the Conversion Shares issuable upon conversion or exercise thereof) have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its shareholders is required, (iii) this Agreement has been duly executed and delivered by the Company by its authorized representative, and such authorized representative is the true and official representative with authority to sign this Agreement and the other documents executed in connection herewith and bind the Company accordingly, and (iv) this Agreement constitutes, and upon execution and delivery by the Company of the Note, each of such instruments will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

c.Capitalization. As of the date hereof, the authorized common stock of the Company consists of: 12,000,000,000 authorized shares of Common Stock,$0.001 par value per share, of which 7,805,713,204 shares are issued and outstanding; 20,000,000 authorized shares of Series A Preferred Stock, $0.001 par value per share, of which no shares are issued and outstanding; 1,000,000 authorized shares of Series E Preferred Stock, $0.001 par value per share, of which 1,000,000 shares are issued and outstanding. All of such outstanding shares of capital stock are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable.

d.Issuance of Shares. The Conversion Shares are duly authorized and reserved for issuance and, upon conversion of the Note in accordance with their respective terms, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Company and will not impose personal liability upon the holder thereof.

e.No Conflicts.  The execution, delivery and performance of this Agreement, the Note by the Company and the consummation by the Company of the transactions contemplated hereby andthereby (including, without limitation, the issuance and reservation for issuance of the Conversion Shares) will not (i) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-laws, or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). The businesses of the Company and its Subsidiaries, if any, are not being conducted, and shallnot be conducted so long astheBuyer owns any of the Securities, in violation of any law, ordinance or regulation of any governmental entity. “Material Adverse Effect” means any material adverse effect on the business, operations, assets, financial condition or prospects of the Company or its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

f.OTC Documents; Financial Statements.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the OTC Markets in order to obtain and maintain the Pink Current Information disclosure designation. (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “OTC Documents”). Upon written request the Company will deliver to the Buyer true and complete copies of the OTC Documents, except for such exhibits and incorporated documents. As of their respective dates or if amended, as of the dates of the amendments, the OTC Documents complied in all material respects with the requirements of the rules and regulations of the OTC Markets, and none of the OTC Documents, at the time they were filed with the OTC Markets, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such OTC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof). As of their respective dates or if amended, as of the dates of the amendments, the financial statements of the Company included in the OTC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the OTC Markets with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

g.Absence of Certain Changes. Since September 30, 2022, except as set forth in the OTC Documents, there has been no material adverse change and no material adverse development in the assets, liabilities, business, properties, operations, financial condition, results of operations, prospects of the Company or any of its Subsidiaries.

h.Absence of Litigation. Except as set forth in the OTC Documents, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries, or their officers or directors in their capacity as such, that could have a Material Adverse Effect. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

i.No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any security under circumstances that would require registration under the 1933 Act of the issuance of the Securities to the Buyer. The issuance of the Securities to the Buyer will not be integrated with any other issuance of the Company’s securities (past, current or future) for purposes of any shareholder approval provisions applicable to the Company or its securities.

j.No Brokers. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

k.No Investment Company. The Company is not, and upon the issuance and sale of the Securities as contemplated by this Agreement will not be an “investment company” required to be registered under the Investment Company Act of 1940 (an “Investment Company”). The Company is not controlled by an Investment Company.

l.Breach of Representations and Warranties by the Company.  If the Company breaches any of the representations or warranties set forth in this Section 3, and in addition to any other remedies available to the Buyer pursuant to this Agreement, it will be considered an Event of default under Section 3.4 of the Note.

4.COVENANTS.

a.Best Efforts. The Company shall use its best efforts to satisfy timely each of the conditions described in Section 7 of this Agreement.

b.Form D; Blue Sky Laws. The Company agrees to timely make any filings required by federal and state laws as a result of the closing of the transactions contemplated by this Agreement.

c.Use of Proceeds.The Company shall use the proceeds for general working capital purposes.

d.Corporate Existence. So long as the Buyer beneficially owns any Note, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company’s assets, except with the prior written consent of the Buyer.

e.Breach of Covenants. If the Company breaches any of the covenants set forth in this Section 4, and in addition to any other remedies available to the Buyer pursuant to this Agreement, it will be considered an event of default under the Note.

f.Failure to Comply with the Disclosure Requirements. So long as the Buyer beneficially owns the Note, the Company shall comply with the reporting requirements of the OTC Markets and maintain the current information disclosure designation. The posting by OTCMarkets of any information disclosure designation other than the Pink current information shall be an Event of Default of the Note.

g.Trading Activities. Neither the Buyer nor its affiliates has an open short position in the common stock of the Company and the Buyer agrees that it shall not, and that it will cause its affiliates not to, engage in any short sales of or hedging transactions with respect to the common stock of the Company.

h.Registration Rights.

(i)Piggyback. If at any time the Company shall determine to file with the Securities and Exchange Commission a registration statement relating to an offering for its own account or the account of others of any its Common Stock (“Registration Statement”)(other than on Form S-4 or Form S-8 or their then-equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans), the Company shall send to the written notice of such determination and, unless objected to in writing by the Buyer by written notice delivered to the Company within five (5) days after the date of such notice from the Company, the Company shall include in such Registration Statement all shares issuable upon conversion of this Note (“Registrable Securities”).

(ii)Demand. If at any time the Note is outstanding, the Buyer shall determine that Rule 144, as amended, is not available with respect to issuance of shares to be issued upon conversion of the Note without any restrictive legend, the Buyer may, at its option, demand that the Company file with the Securities and Exchange Commission a Registration Statement which shall include in such Registration Statement all Registrable Securities (“Demand Registration”). Whenever the Buyer shall have requested Demand Registration, the Company shall use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible prepare and file with the Securities and Exchange Commission a registration statement with respect to such Registrable Securities (within thirty (30) days of such demand); use its best efforts to cause such registration statement to become effective and remain effective until the Note has been fully converted; and use its best efforts to provide any assistance to Buyer in connection with the issuance of registered shares in conversion of the Note and removal of any restrictive legend.

i.The Buyer is Not a “Dealer”. The Buyer and the Company hereby acknowledge and agree that the Buyer has not: (i) acted as an underwriter; (ii) acted as a market maker or specialist; (iii) acted as “de facto” market maker; or (iv) conducted any other professional market activities such as providing investment advice, extending credit and lending securities in connection; and thus that the Buyer is not a “Dealer” as such term is defined in the 1934 Act.

j.Capitalization. So long as the Buyer beneficially owns the Note, the Company shall not: (i) amend, alter or waive any of the rights and preferences of the Series A Preferred Stock and/or Series B Preferred Stock of the Company (collectively, the “Preferred Stock”); (ii) issue any shares of the Preferred Stock; (iii) undertake any recapitalization of the Preferred Stock; (iv) issue any security or other rights of the Company which are senior to the Preferred Stock, except with the prior written consent of the Buyer; and (v) undertake any action which shall hinder or frustrate the rights of the Buyer pursuant to that certain Pledge Agreement dated the date hereof by and between the Buyer, the pledge holder, and Jacob DiMartino.

k.Right of First Refusal. Unless it shall have first delivered to the Buyer, at least forty eight (48) hours prior to the closing of such Future Offering (as defined herein), written notice describing the proposed Future Offering (“ROFR Notice”), including the terms and conditions thereof, identity of the proposed purchaser and proposed definitive documentation to be entered into in connection therewith, and providing the Buyer an option during the forty eight (48) hour period following delivery of such notice to purchase the securities being offered in the Future Offering on the same terms as contemplated by such Future Offering (the limitations referred to in this sentence and the preceding sentence are collectively referred to as the “Right of First Refusal”), the Company will not conduct any equity (or debt with an equity component) financing (“Future Offering(s)”) during the period beginning on the Closing Date and ending on the date that the Note has been paid in full. In the event the terms and conditions of a proposed Future Offering are amended in any respect after delivery of the notice to the Buyer concerning the proposed Future Offering, the Company shall deliver a new notice to the Buyer describing the amended terms and conditions of the proposed Future Offering and the Buyer thereafter shall have an option during the forty eight (48) hour period following delivery of such new notice to purchase the securities being offered on the same terms as contemplated by such proposed Future Offering, as amended.

5.Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent to issue certificates, registered in the name of the Buyer or its nominee, for the Conversion Shares in such amounts as specified from time to time by the Buyer to the Company upon conversion of the Note in accordance with the terms thereof (the “Irrevocable Transfer Agent Instructions”). In the event that the Company proposes to replace its transfer agent, the Company shall provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to this Agreement (including but not limited to the provision to irrevocably reserve shares of Common Stock in the Reserved Amount as such term is defined in the Note) signed by the successor transfer agent to Company and the Company. Prior to registration of the Conversion Shares under the 1933 Act or the date on which the Conversion Shares may be sold pursuant to an exemption from registration, all such certificates shall bear the restrictive legend specified in Section 2(e) of this Agreement. The Company warrants that: (i) no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Note; (ii) it will not direct its transfer agent not to transfer or delay, impair, and/or hinder its transfer agent in transferring (or issuing)(electronically or in certificated form) any certificate for Conversion Shares to be issued to the Buyer upon conversion of or otherwise pursuant to the Note as and when required by the Note and this Agreement; and (iii) it will not fail to remove (or direct its transfer agent not to remove or impair, delay, and/or hinder its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any Conversion Shares issued to the Buyer upon conversion of or otherwise pursuant to the Note as and when required by the Note and/or this Agreement. If the Buyer provides the Company and the Company’s transfer agent, at the cost of the Buyer, with an opinion of counsel in form, substance and scope customary for opinions in comparable transactions, to the effect that a public sale or transfer of such Securities may be made without registration under the 1933 Act, the Company shall permit the transfer, and, in the case of the Conversion Shares, promptly instruct its transfer agent to issue one or more certificates, free from restrictive legend, in such name and in such denominations as specified by the Buyer. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyer, by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 may be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section, that the Buyer shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate transfer, without the necessity of showing economic loss and without any bond or other security being required.

6.Conditions to the Company’s Obligation to Sell. The obligation of the Company hereunder to issue and sell the Note to the Buyer at the Closing is subject to the satisfaction, at or before the Closing Date of each of the following conditions thereto, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

a. the Company.

b. Section 1(b) above.

The Buyer shall have executed this Agreement and delivered the same to

The Buyer shall have delivered the Purchase Price in accordance with

c.The representations and warranties of the Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Date.

d.No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

7.Conditions to The Buyer’s Obligation to Purchase. The obligation of the Buyer hereunder to purchase the Note at the Closing is subject to the satisfaction, at or before the Closing Date of each of the following conditions, provided that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion:

a.The Company shall have executed this Agreement and delivered the same to the Buyer.

b.The Company shall have delivered to the Buyer the duly executed Note (in such denominations as the Buyer shall request) in accordance with Section 1(b) above.

c.The Irrevocable Transfer Agent Instructions, in form and substance satisfactory to the Buyer, shall have been delivered to and acknowledged in writing by the Company’s Transfer Agent.

d.The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at such time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Buyer shall have received a certificate or certificates, executed by the chief executive officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Buyer including, but not limited to certificates with respect to the Board of Directors’ resolutions relating to the transactions contemplated hereby.

e.No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

f.No event shall have occurred whichcould reasonably be expectedto have a Material Adverse Effect on the Company including but not limited to a change in the 1934 Act reporting status of the Company or the failure of the Company to be timely in its 1934 Act reporting obligations.

g.The Buyer shall have received an officer’s certificate described in Section 3(d) above, dated as of the Closing Date.

h.The Company shall have delivered to the Buyer duly executed guaranty from Jacob DiMartino (Chief Executive Officer/President of the Company).

i.The Company shall have delivered to the Buyer duly executed pledge agreement dated the date hereof from Jacob DiMartino; and the pledged shares shall have been properly delivered to the Pledge Holder (as such term is defined in the pledge agreements, respectively).

8.Governing Law; Miscellaneous.

a.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of North Carolina or in the federal courts located in the state of North Carolina, county of Mecklenburg. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Company and Buyer waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement, the Note or any related document or agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

b.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

c.Headings.  The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

d.Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

e.Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the majority in interest of the Buyer.

f.Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be as set forth in the heading of this Agreement. Each party shall provide notice to the other party of any change in address.

g.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor the Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding the foregoing, the Buyer may assign its rights hereunder to any person that purchases Securities in a private transaction from the Buyer or to any of its “affiliates,” as that term is defined under the 1934 Act, without the consent of the Company.

h.Survival. The representations and warranties of the Company and the agreements and covenants set forth in this Agreement shall survive the closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of the Buyer. The Company agrees to indemnify and hold harmless the Buyer and all their officers, directors, employees and agents for loss or damage arising as a result of or related to any breach or alleged breach by the Company of any of its representations, warranties and covenants set forth in this Agreement or any of its covenants and obligations under this Agreement, including advancement of expenses as they are incurred.

i.Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

j.No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

k.Remedies.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyer by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement, that the Buyer shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

IN WITNESS WHEREOF, the undersigned Buyer and the Company have caused this Agreement to be duly executed as of the date first above written.

RAADR, INC.

By: /s/ Jacob DiMartino

    Jacob DiMartino

    Chief Executive Officer/President

JANBELLA GROUP, LLC

By: /s/ William Alessi

    William Alessi

    Managing Member

AGGREGATE SUBSCRIPTION AMOUNT:

Aggregate Principal Amount of Note:$112,500.00

Original Issue Discount:$12,500.00

Purchase Price:$100,000.00

CORPORATE RESOLUTION OF THE BOARD OF DIRECTORS OF

RAADR, INC.

I, the undersigned, do hereby certify that at a meeting of the Board of Directors of RAADR, INC., a corporation organized under the laws of the State of Nevada (the “Corporation”), duly held on November 30, 2022 at _______________ which said meeting no less than two directors were present and voting throughout, the following resolution, upon motions made, seconded and carried, was duly adopted and is now in full force and effect:

WHEREAS, the Board of Directors of the Corporation deem it in the best interests of the Corporation to enter into a Securities Purchase Agreement dated November 30, 2022 (the “Agreement”), in connection with the issuance of a promissory note of the Corporation in favor of JANBELLA GROUP, LLC, in the principal amount of $112,500.00 (the “Note”), the Note is convertible into shares of common stock of the Company (the “Common Stock”) upon default, upon the terms and subject to the limitations and conditions set forth in such Note, pledge agreement, and irrevocable letter agreement with Manhattan Transfer Registrar Co., the Corporation’s transfer agent, with respect to the reserve of shares of common stock of the Corporation to be issued upon any conversion of the Note; the issuance of such shares of common stock in connection with a conversion of the Note; and the indemnification of Manhattan Transfer Registrar Co. for all loss, liability, or expense in carrying out the authority and direction contained in the irrevocable letter agreement (the “Letter Agreement”);

NOW, THEREFORE, BE IT:

RESOLVED, that the Corporation is hereby authorized to enter into the Agreement, the Note, the pledge agreement and the Letter Agreement which provides in pertinent part: (i) reserve shares of common stock of the Corporation to be issued upon any conversion of the Note; (ii) issue such shares of common stock in connection with a conversion of the Note (issuance upon receipt of a notice of conversion of the holder of the Note) without any further action or confirmation by the Corporation; and the Corporation indemnifies Manhattan Transfer Registrar Co. for all loss, liability, or expense in carrying out the authority and direction contained in the Letter Agreement;

RESOLVED, that any executive officer of the Corporation be, and hereby is, authorized, empowered and directed, from time to time, to take such additional action and to execute, certify and deliver to the transfer agent of the Corporation, as any appropriate or proper to implement the provisions of the foregoing resolutions:

I, the undersigned, do hereby certify that I am a member of the Board of Directors of the Corporation; that the attached is a true and correct copy of resolutions duly adopted and ratified at a meeting of the Board of Directors of the Corporation duly convened and held in accordance with its by-laws and the laws of the State of Nevada, as transcribed by me from the minutes; and that the same have not in any way been modified, repealed or rescinded and are in full force and effect.

1

IN WITNESS WHEREOF, I have hereunto set my hands as Chief Executive Officer/President and a Member of the Board of Directors of the Corporation.

Dated: November 30, 2022

/s/ Jacob DiMartino

Jacob DiMartino,

Chief Executive Officer/President/ Member of the Board

2

RAADR, INC.

November 30, 2022

Manhattan Transfer Registrar Co. 38B Sheep Pasture Rd.

Port Jefferson, New York 11777

Ladies and Gentlemen:

RAADR, INC., a Nevada corporation (the "Company") and JANBELLA GROUP, LLC (the "Investor") have entered into a Securities Purchase Agreement dated as of November 30, 2022 (the "Agreement") providing for the issuance of the Promissory Note in the principal amount of $112,500.00 (the "Note").

A copy of the Note is attached hereto. You should familiarize yourself with your issuance and delivery obligations, as “Transfer Agent”, contained therein. The shares to be issued are to be registered in the names of the registered holder of the securities submitted for conversion or exercise.

You are hereby irrevocably authorized and instructed to reserve a sufficient number of shares of common stock (“Common Stock”) of the Company (initially 2,250,000,000 shares of common stock;) for issuance upon full conversion of the Note in accordance with the terms thereof. Additionally, the amount of Common Stock so reserved may be increased, from time to time, unilaterally by written instructions of the Investor, so that the reserve is compliant with the Reserved Amount as defined in the Note.

The ability to convert the Note in a timely manner is a material obligation of the Company pursuant to the Note. Your firm is hereby irrevocably authorized and instructed to issue shares of Common Stock of the Company (without any restrictive legend) to the Investor without anyfurther action or confirmation by the Company (from the reserve, but in the event there are insufficient reserve shares of Common Stock to accommodate a Conversion Notice (defined below) your firm and the Company agree that the Conversion Notice should be completed using authorized but unissued shares of Common Stock that the Company has in its treasury): (A) upon your receipt from the Investor of: (i) a notice of conversion ("Conversion Notice") executed by the Investor; and (ii) an opinion of counsel of the Investor, in form, substance and scope customary for opinions of counsel in comparable transactions (and satisfactory to the transfer agent), to the effect that the shares of Common Stock of the Company issued to the Investor pursuant to the Conversion Notice are not "restricted securities" and should be issued to the Investor without any restrictive legend; and (B) the number of shares to be issued is less than 4.99% of the total issued common stock of the Company. Manhattan Stock Transfer, Inc.shall have no duty or obligation to confirm the accuracy or information set forth in the Conversion Notice.

The Company hereby requests that your firm act immediately, without delay and without the need for any action or confirmation by the Company with respect to the issuance of Common Stock pursuant to any Conversion Notices received from the Investor. Your firm will not delay in processing any Conversion Notices owing to the fact that the Company is in arrears of its fees and other monies owed to your firm, provided that the Investor agrees that each time a Conversion Notice is delivered to your firm, the Investor agrees to pay the cost of processing the Conversion Notice a sum not to exceed $275.00 for each such transaction.

The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.

The Board of Directors of the Company has approved the foregoing (irrevocable instructions) and does hereby extend the Company’s irrevocable agreement to indemnify your firm for all loss, liability or expense in carrying out the authority and direction herein contained on the terms herein set forth.

The Company agrees that in the event that the Transfer Agent resigns, is terminated or removed as the Company's transfer agent, the Company shall engage a suitable replacement transfer agent that will agree to serve as transfer agent for the Company and be bound by the terms and conditions of these Irrevocable Instructions.

The Investor is intended to be and is a third party beneficiary hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of the Investor.

Very truly yours,

RAADR, INC.

/s/ Jacob DiMartino

Jacob DiMartino

Chief Executive Officer/President

Acknowledged and Agreed:

Manhattan Transfer Registrar Co

By: ___________________________________ Name:

Title:

Janbella Group LLC

/s/ Bill Alessi

William Alessi – Manager

ADDENDUM

This Addendum shall become a part of the TA Letter Agreement dated November 30, 2022 regarding the following:

Issuer/Company:  Raadr, Inc.

Transfer Agent:  Manhattan Transfer Registrar Co., Inc. (“MTR”)

Investor:  Janbella Group, LLC (third-party beneficiary)

Promissory Note:  $112,500.00     Dated: November 30, 2022

WHEREAS, the parties represent, understand, and agree to the following:

1.This is an Addendum containing additions and/or modifications to the Letter If any part of this Addendum is inconsistent with any part of the Letter Agreement,the provisions of this Addendum shall supersede any such other provision.

2.The rights and obligations of the parties herein shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of laws principles thereof. Additionally, the parties agree that the venue shall be Suffolk County, New York, in the event of any legal action by any party concerning this Addendum and TA Letter Agreement.

3.All documents submitted by Investor, including but not limited to the legal opinion must be dated within thirty (30) days of the issuance or transfer request. All documents must be satisfactory and acceptable to MTR, and must be accompanied by any/all customary forms such as MTR’s “Seller Rep. Letter.”

4.MTR is under no obligation to process the issuance or transfer request unless and until its customary fees for such issuance or transfer request are paid in full.

5.MTR shall have no liability to either the Company or to the Investor under this Addendum and TA Letter Agreement with respect to any action taken or any failure to act if such action was taken or omitted to be taken in good faith, and MTR shall be entitled to rely in this regard on the advice of counsel.

6.MTR shall be entitled to rely on all calculations and share amount provided by the Investor in each Notice of Conversion.

7.MTR shall be entitled to issue shares from either the reserve earmarked for the Investor or from the issuer’s treasury at the sole discretion of MTR.

8. MTR requires a medallion guaranteed stock power to transfer shares. This includes pledged shares.

X    /s/ Jacob DiMartino Date: December 2, 2022

Raadr, Inc. By: Jacob DiMartino

X     /s/ Bill Alessi Date: December 2, 2022

Janbella Group, LLC By: William Alessi

X_____________________________________ Date: December 2, 2022

Manhattan Transfer Registrar Co. By: Desiree Carlo, Vice President

OFFICER'S CERTIFICATE

The undersigned, Jacob DiMartino, Chief Executive Officer/President of RAADR, INC., a Nevada Corporation (the "Company"), in connection with the authorization and issuance of a Convertible Promissory Note in the aggregate principal amount of $112,500.00 in accordance with the Securities Purchase Agreement dated as of November 30, 2022 by and among the Company and JANBELLA GROUP, LLC (the "Purchase Agreement"), hereby certifies that:

1.I am the duly appointed Chief Executive Officer/President of the Company.

2.The representations and warranties made by the Company in Section 3 of the Purchase Agreement are true and correct in all material respects as of the date of this Officer's Certificate. The capitalization of the Company described in Section 3(c) of the Purchase Agreement has not changed as of the date hereof.

3.As of the date hereof, the Company has satisfied and duly performed all of the conditions and obligations specified in Section 7 of the Purchase Agreement to be satisfied on or prior to the Closing Date (as defined in the Purchase Agreement) or such conditions and obligations have been waived expressly in writing signed by the purchaser.

4.The Company has complied with or, if compliance prior to Closing (as defined in the Purchase Agreement) is not required, promptly following the Closing the Company will comply with, the filing requirements in respect of this transaction under (a) Regulation D under the Securities Act of 1933, as amended (the "1933 Act") (and applicable Blue Sky regulations) and (b) the Securities Exchange Act of 1934, as amended.

5.There has been no adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Company since September 30, 2022, the date of the Company's most recent reviewed financial statements delivered to the Buyers (as defined in the Purchase Agreement), other than losses and matters which would not, individually or in the aggregate, have a Material Adverse Effect (as defined in the Purchase Agreement).

6.The Company is qualified as a foreign corporation in all jurisdictions in which the Company owns or leases properties, or conducts any business except where failure of the Company to be so qualified would not have a Material Adverse Effect (as defined in the Purchase Agreement).

IN WITNESS WHEREOF, the undersigned has executed this Officer's Certificate as of November 30, 2022.

/s/ Jacob DiMartino

Jacob DiMartino

Chief Executive Officer/President

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (the “Agreement”) is made and entered as of November 30, 2022, by and among Jacob DiMartino with his business address at 7950 E Redfield Rd., Unit 210, Scottsdale, AZ 85260 (the “Guarantor”), JANBELLA GROUP, LLC, a North Carolina limited liability company, with its address at 20311 Chartwell Center Drive, Unit 1469, Cornelius, NC 28031(“Lender”), and the undersigned holder of the pledged shares (the “Pledge Holder”).

RAADR, INC., a Nevada corporation (the “Company”), issued a Promissory Note, dated as of the date of this Agreement (the “Note”) to the Lender, whereby the Company owes payment obligations to Lender. Guarantor has agreed to secure the Company’s payment obligations to Lender under the Note with a guaranty and a pledge of, and thereby create a security interest in favor of Lender in 1,000,000 shares of Series E Preferred Stock of the Company (the “Shares”). Accordingly, the parties agree as follows:

1.Security Interest. Guarantor hereby grants to Lender a security interest in (i) the Shares, (ii) all Dividends (as defined below), and (iii) all Additional Securities (as defined below); to secure payment of the Note and performance of all Guarantor’s obligations under this Agreement. For purposes of this Agreement, the Shares, all Dividends, and all Additional Securities will be collectively referred to as the “Collateral.” If any stock dividend, reclassification, readjustment, stock split or other change is declared or made with respect to the Collateral, or if warrants or any other rights, options or securities are issued in respect of the Collateral (“Additional Securities”), then all new, substituted and/or additional shares or other securities issued by reason of such change or by reason of the exercise of such warrants, rights, options or securities, will be (if delivered to Borrower, immediately surrendered to Lender care of the Pledge Holder and) pledged to Borrower to be held under the terms of this Agreement as and in the same manner as the Collateral is held hereunder.

2.Appointment of the Pledge Holder. Borrower and Lender hereby designate and appoints the Pledge Holder as such for the purposes hereinafter set forth. Borrower hereby deposits with the Pledge Holder the Shares, as are represented by the certificate in the name of Borrower, with a duly executed blank stock power attached.

3.Rights and Obligations of the Pledge Holder. (a) Borrower and Lender hereby authorize the Pledge Holder to keep and preserve the Shares in its possession pending payment in full of the Note. If a default occurs under the terms of this Agreement or the Note, then Lender shall provide written notice to Borrower and the Company specifying the default and shall, subject to Section 3(b) hereof, have the right to direct the Pledge Holder to transfer the Shares to the Lender or its designee if Borrower and/or the Company has not cured the default within 15 days after receipt of the notice. In such event, the Pledge Holder, acting as agent of Lender, shall, with respect to the Shares, exercise the rights and duties of a Secured Party under the Uniform Commercial Code as enacted in Nevada (the “UCC”), and under any other applicable law as the same may, from time to time, be in effect. Borrower agrees that any notice by Pledge Holder concerning the sale, disposition or other intended action in connection with the Shares, whether required by the UCC, or otherwise shall constitute reasonable notice to Borrower if such notice is mailed by registered mail or certified mail, return receipt requested, postage prepaid at least ten days prior to such action.

(b) Notwithstanding anything contained herein to the contrary, in no event shall the Lender, or anyaffiliate of the Lender, be entitled to exercise incidents of ownership over, own, or convertany portion of the Shares in excess of that portion of Shares that upon conversion of which the sum of: (1) the number of shares of common stock of the Company (“Common Stock”) beneficially owned by the Lender and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of any securities of the Company or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of the Shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Lender and its affiliates of more than 9.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, however, that the limitations set forth in this Section 3(b) may be waived by the Lender only upon, at the election of the Lender, not less than 61 days’ prior notice to the Company and the Pledge Holder, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Lender, as may be specified in such notice of waiver).

4.Disposition of Shares. Upon any disposition of the Shares by the Pledge Holder in accordance with the terms of Section 3 (Rights and Obligations of the Pledge Holder), the Lender shall be entitled to all of the proceeds of any such disposition.

5.Rights of Beneficial Ownership. Upon an event of default under the Note; and subject to Section 3(b), Lender shall be deemed the beneficial owner of the Shares and shall have all rights and benefits incident thereto. Lender and Borrower agree to execute any necessary proxies or other documents to effectuate this right. So long as Borrower owns the Shares and no event of default has occurred under the Note, Borrower shall be entitled to vote any shares comprising the Collateral, subject to any proxies granted by Borrower.

6.Covenants of Borrower. Borrower hereby represents and warrants to Lender that Borrower has good title (both record and beneficial) to the Collateral, free and clear of all claims, pledges, security interests, liens or encumbrances of every nature whatsoever, and that Borrower has the right to pledge and grant Lender the security interest in the Collateral granted under this Agreement. Borrower agrees that, until all sums due under the Note have been paid in full, Borrower will not: (i) sell, assign or transfer, or attempt to sell, assign or transfer, any of the Collateral, (ii) grant or create, or attempt to grant or create, any security interest, lien, pledge, claim or other encumbrance with respect to any of the Collateral, (iii) suffer or permit to continue upon any of the Collateral during the term of this Agreement, an attachment, levy, execution or statutory lien, (iv) permit the issuance of any equity of the Company or any other security of the Company which diminishes the value, or rights and preferences of the Shares or otherwise make any change to its capitalization; or (v) amend the rights and preferences of the Shares. There shall be no substitution of collateral under the terms of this Agreement without the prior written consent of the parties. Borrower hereby agrees to indemnify Lender and Pledge Holder against any direct loss, reasonable cost or out-of-pocket expense incurred by holder in connection with the Note and Agreement and the exercise of any and all rights pertaining thereto, including, without limitation, all court costs, reasonable attorney’s fees and other costs of collection.

7.Disputes. In the event of a dispute with respect to the terms and provisions of this Agreement, the Pledge Holder shall not be required to resolve that dispute or take any action with respect thereto. The Pledge Holder may continue to hold the Shares and await final resolution of the dispute by joint instructions from Borrower and Lender or by a final determination of a court or arbitration panel of competent jurisdiction. In the alternative, the Pledge Holder may deliver the Shares to a court of proper jurisdiction under an appropriate action in interpleader and thereupon be relieved of all responsibility under this Agreement and be entitled to represent Lender, at Lender’s discretion, in any such action.

8.Release of Shares. When satisfactory proof has been presented to the Pledge Holder that all amounts due under the Note (including accrued interest thereon) have been paid, the Pledge Holder shall deliver the Shares with stock power attached to Borrower and all obligations by and among Borrower, Lender and the Pledge Holder under this Agreement shall thereupon cease.

9.Conduct of Pledge Holder. The Pledge Holder shall not be required to exercise any standard of care greater than ordinary care in discharging its duties and obligations under this Agreement and the Pledge Holder shall not incur any liability to anyone for any damages, losses or expenses with respect to any action taken or omitted in good faith. The Pledge Holder shall have no duties other than those expressly imposed herein. The Pledge Holder may rely and shall be protected in relying upon any paper or other document that may be submitted to it in connection with its duties hereunder and that it believes to be genuine and to have been signed or presented by the proper party or parties and shall have no liability or responsibility with respect to the form, execution or validity thereof. The Pledge Holder may resign as such following the giving of 30 days prior written notice to the other parties hereto. Similarly, the Pledge Holder may be removed and replaced following the giving of 30 days prior written notice to the Pledge Holder by the other parties hereto. In either event, the duties of the Pledge Holder shall terminate 30 days after receipt of such notice (or as of such earlier date as may be mutually agreeable), and the Pledge Holder shall then deliver the Shares and any other related materials then in its possession to a successor pledge holder as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Pledge Holder. If the other parties hereto have failed to appoint a successor prior to the expiration of 30 days following receipt of the notice of resignation or removal, the Pledge Holder may appoint a successor or petition any court of competent jurisdiction for the appointment of a successor pledge holder or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

10.Notices. Any notice, other communication or documents and statements required hereunder shall be sufficiently given if personally delivered or sent by nationally recognized overnight courier, postage prepaid, to such address as may be designated by any party to the other parties in writing. Notice shall be deemed received on the date actually delivered, if delivered personally, or on the second business day following the date deposited in the United States mail, if sent.

11.Wavier. No delay or omission by Lender in exercising any right or remedy hereunder shall operate as a waiver thereof or of any right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies of Lender hereunder are cumulative.

12.General. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by written agreement subscribed by Borrower and Lender. An executed original of any such agreement shall be delivered to the Pledge Holder upon its execution and if such agreement affects the right, duties or obligations of the Pledge Holder under this Agreement, it must also be executed and agreed to by the Pledge Holder before the same shall have any legal effect. This Agreement shall be governed under the laws of the State of North Carolina without regard to conflict of law principles; and any action with respect to this Agreement shall be bought in the State of North

Carolina, County of Mecklenburg. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as required by law, each party to this Agreement shall keep this Agreement, the Note, the Guaranty and the Transactions contemplated by these agreements strictly confidential.

IN WITNESS WHEREOF, the parties have executed and delivered this Pledge Agreement on the date first set forth above.

Guarantor:

/s/ Jacob DiMartino

Jacob DiMartino

Lender:

JANBELLA GROUP LLC

By: /s/ Bill Alessi

William Alessi

Managing Member

Pledge Holder:

Newlan Law Firm PLLC

By: /s/ Eric Newlan

Name: Eric Newlan, Esq.

Acknowledged and agreed:

Company:

RADDR, INC.

By: /s/ Jacob DiMartino

Jacob DiMartino

Chief Executive Officer/President

STOCK POWER

The undersigned hereby sells, assigns and transfers unto **JANBELLA GROUP, LLC**, a North Carolina limited liability company, 1,000,000 shares of Series E Preferred Stock of **RAADR, INC.**, a Nevada corporation (the "Corporation"), represented by Certificate No. ____ and does hereby irrevocably constitute and appoint **Manhattan Transfer Registrar Co.** as attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

____

Jacob DiMartino

Date:

Notary [or Medallion Guaranty as determined by VStock]

Felipe J Palos-Gonzalez, Notary Public

Commission Expires: 5-14-2023

FELIPE J PALOS-GONZALEZ, NOTARY PUBLIC
COMM. NO. 570368
COMM. EXP. 05-14-2023
MARICOPA CO., AZ

Funding date__________

Time:________________

DISBURSEMENT AUTHORIZATION

TO:JANBELLA GROUP, LLC

FROM:RAADR, INC.

Tranche ___JBG-______ (RDAR) 7950 E Redfield Rd., Unit 210 Scottsdale, AZ 85260

DATE:November 30, 2022

RE:Disbursement of Funds

In connection with the funding of an aggregate of $112,500.00 (which includes an Original Issue Discount of $12,500.00) pursuant to that certain Securities Purchase Agreement dated as of November 30, 2022 (the "Agreement"), you are hereby directed to disburse such funds as follows:

1.$96,250.00 to RAADR, INC. in accordance with the wire transfer instructions attached as Schedule A hereto;

2.$3,000.00 to Czarnik & Associates P.C. for legal fee reimbursement in accordance with the wire transfer instructions attached as Schedule B hereto; and

3.$750.00 to be retained by JANBELLA GROUP, LLC for a due diligence fee.

Upon receipt of such funds, you may release from escrow the Note, Guaranty, Pledge Agreement, the instructions to Transfer Agent (each as defined in the Agreement) and ancillary documents.

/s/ Jacob DiMartino

Jacob DiMartino

Chief Executive Officer/President

Schedule A

Account Name: Account Address: ABA Routing Number:

Account Number: Bank Name:

Bank Address:

Schedule B

ABA 021000089 Citibank N.A. 1512 First Avenue

New York, New York 10075

Account #: 9990603310 Czarnik & Associates, P.C.